UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2021

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11766 Wilshire Blvd., Suite 1670
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (424) 208-8100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS.
On October 24, 2021, Pacific Oak Strategic Opportunity REIT, Inc. (“the Company”) announced its intention to commence a new bond offering in Israel. The Company expects to raise up to approximately $125 million in gross proceeds from new bond issuances and to retire up to approximately $200 million in currently outstanding bonds with earlier maturities. In connection with this announcement, the Company disclosed that preliminary drafts of appraisals were received by the Company as part of the preparation of the Company's annual estimation of value per share and the September 30, 2021 financial statements for the Company's Pacific Oak SOR (BVI) Holdings, Ltd subsidiary. According to these preliminary drafts, there is an indication of an increase in value in the Company's properties that might lead to an increase in the Company's equity value in a range between 5% to 10%, compared to the Company's last estimation. These draft appraisals are preliminary, not final and may change; consequently, the increase in value of the Company's properties, and the implied increase in value per share, may be materially different. In addition, the preliminary appraisal estimates ignore the Company's financial results for the third quarter of 2021 and the impact of other potential valuation changes, including the valuation of the Company's financings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: October 25, 2021	BY:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Treasurer and Secretary